UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2005

MultiCell Technologies, Inc. (Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-10221 (Commission File Number)	52-1412493 (I.R.S. Employer Identification No.)

701 George Washington Highway Lincoln, Rhode Island 02865 (Address of principal executive offices, including zip code)

(401) 333-0610 Registrant's telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On December 1, 2005, MultiCell Technologies, Inc. (the "Company") entered into Research Agreement (the "Agreement") with The Trustees of Columbia University ("Columbia"). Among other things, the Agreement provides for the investigation of a novel anti-apoptosis compound. The research project is designed to determine whether the compound can protect against Retinal Ganglion cell (RGC) death in acute and chronic in vivo models of optic neuropathy. The research will be conducted in a Columbia laboratory under the direction of Dr. James Tsai, Associate Professor of Ophthalmology. The Company will provide financial support for the research during the two year term of the Agreement in an aggregate amount of at least approximately $310,000, subject to certain adjustments. The Company will also pay Columbia an additional $50,000 in consideration of Columbia's grant to the Company of an option to enter into an exclusive world-wide license for any invention resulting from the research, subject to certain conditions. Subject to the Company's option, Columbia will own any invention or research information that results from the research.

The Company expects to file the Agreement with its next annual report on Form 10-KSB.  In addition, the Company intends to apply for confidential treatment of certain terms of the Agreement.

Item 8.01.          Other Events.

On December 1, 2005, the Company issued a press release announcing the execution of the Agreement. A copy of this press release is attached hereto as Exhibit 99.1. This summary is qualified in its entirety by reference to Exhibit 99.1 to this current report.

This information and the exhibits hereto are being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.          Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 1, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTICELL TECHNOLOGIES, INC.

By:	/s/ W. Gerald Newmin W. Gerald Newmin Chief Executive Officer

Date:  December 1, 2005